UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2010
HUNTINGTON BANCSHARES INCORPORATED
(Exact name of registrant as specified in charter)

Maryland	1-34073	31-0724920

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Huntington Center
41 South High Street
Columbus, Ohio	43287

(Address of principal executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (614) 480-8300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
SIGNATURES

Item 7.01. Regulation FD Disclosure.
     On December 15, 2010, Huntington Bancshares Incorporated (the “Company”) priced its previously announced public offering of $300 million in aggregate principal amount of subordinated debt (the “Notes Offering”). The Company intends to use the proceeds of the Notes Offering, together with proceeds of its recently priced public offering of approximately $920.0 million of common stock and other available funds, to repurchase all $1.4 billion of the Series B Fixed Rate Cumulative Perpetual Preferred Stock that it issued to the U.S. Department of the Treasury (the “Treasury”) under the Treasury’s Troubled Asset Relief Program’s Capital Purchase Program at such time as its banking regulators authorize and the Treasury approves.
     The Notes Offering is more fully described in a prospectus supplement, filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2010, to the accompanying prospectus filed with the Commission on January 13, 2009, as part of the Company’s Registration Statement on Form S-3ASR (File No. 333-156700). This filing does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Goldman, Sachs & Co. by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282; by telephone at 1-866-471-2526; or by email at prospectusny@ny.email.gs.com.
     The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 15, 2010	HUNTINGTON BANCSHARES INCORPORATED
	By:	/s/ Richard A. Cheap
		Name:	Richard A. Cheap
		Title:	General Counsel & Secretary